EXHIBIT 11
                     FIRST COMMERCE CORPORATION AND SUBSIDIARIES

                      COMPUTATION OF EARNINGS PER COMMON SHARE<F1>

                                                   Three Months Ended           Nine Months Ended
                                                      September 30                 September 30
                                                ____________________________ ____________________________
                                                     1995         1994<F2>         1995          1994
Primary earnings per share                      ______________ ______________ _____________ _____________
________________________________________
Weighted average number of common shares
    outstanding                                   29,998,895     29,852,490    29,961,304     29,841,165
Shares from assumed exercise of options,
    net of treasury stock method                     157,606        157,976       149,940        165,682
                                                ______________ ______________ _____________ _____________
                                                  30,156,501     30,010,466    30,111,244     30,006,847
                                                ============== ============== ============= =============

Net income (in thousands)                            $24,445        $11,864       $59,943        $60,485
Preferred dividend requirements                        1,086          1,086         3,259          3,260
                                                ______________ ______________ _____________ _____________

Income applicable to common shares                   $23,359        $10,778       $56,684        $57,225
                                                ============== ============== ============= =============
Earnings per common share                            $   .77        $   .36         $1.88          $1.91
                                                ============== ============== ============= =============


Fully diluted earnings per share
__________________________________

Weighted average number of shares
  outstanding, net of shares held in treasury     29,998,895     29,852,490    29,961,304     29,841,165
Shares from assumed exercise of options,
    net of treasury stock method                     185,305        157,976       185,305        167,556
Shares from assumed conversion of dilutive
  convertible notes and debentures:
      Preferred stock                              2,764,242              -     2,783,167      2,793,412
      Convertible debentures                       3,116,166              -     3,116,166      3,136,181
                                                ______________ ______________ _____________ _____________
                                                  36,064,608     30,010,466     36,045,942    35,938,314
                                                ============== ============== ============= =============

Income applicable to common shares                    $23,359       $10,778        $56,684       $57,225
Expenses that would not have been incurred
  if assumed conversions occurred:
      Preferred dividend requirements                   1,086             -          3,259         3,260
      Interest expense, net of tax                      1,734             -          5,149         5,196
                                                ______________ ______________ _____________ _____________
Income applicable to common shares plus
  expenses that would not have been incurred
  if assumed conversions occurred                     $26,179       $10,778        $65,092       $65,681
                                                ============== ============== ============= =============
Earnings per common share                             $   .73       $   .36        $  1.81       $  1.83
                                                ============== ============== ============= =============

<F1> 1994 data has been restated to include First Bancshares, Inc. and Lakeside Bancshares, Inc.
<F2> For the third quarter of 1994, convertible items were antidilutive; therefore, the primary and fully diluted EPS computations are the same.